Exhibit 99.2

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. ANNOUCE AWARD OF STOCK OPTIONS

Oakland, N.J. — December 22, 2004.  In accordance with Section 303A.08 of the NYSE Listed Company Manual, Russ Berrie and Company, Inc. (the “Company”) today announced the award of stock options granted to each of (i) the President and Chief Executive Officer and (ii) the Executive Vice President of Kids Line, LLC, a Delaware limited liability company (“Kids Line”), in connection with the Company’s purchase of all of the membership interests and warrants to purchase membership interests in Kids Line as of December 15, 2004 (the “Acquisition”).

The following is a description of the material terms of an award of stock options to Mr. Michael Levin, as a material inducement to Mr. Levin becoming President and Chief Executive Officer of Kids Line following the Acquisition.  In accordance with the terms of Mr. Levin’s employment agreement with Kids Line (the “ML Employment Agreement”), executed in connection with the Acquisition, as of December 15, 2004, the Company granted Mr. Levin (i) a ten-year stock option under the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “2004 Plan”), which plan was approved by the shareholders of the Company, to purchase 100,000 shares of the Company’s Common Stock (the “ML Plan Option”) and (ii) a ten-year stock option outside of the 2004 Plan (due to grant limitations therein) to purchase 100,000 shares of Company’s Common Stock (the “ML Non-Plan Option”), in each case with an exercise price of $22.21 per share, the closing market price of such stock on the New York Stock Exchange on the date of grant.  Except as described below, the ML Plan Option shall vest 33 1/3% annually over three years from the date of grant.  If the employment of Mr. Levin under the ML Employment Agreement is terminated by Kids Line by reason of his Disability (as defined in the ML Employment Agreement), or by reason of his death, any outstanding unexercised portion of the ML Plan Option, whether or not vested and/or exercisable on the date of such termination, shall be deemed fully vested and exercisable and may be exercised by Mr. Levin’s legal representatives, estate, legatee(s) or permitted transferee(s), as applicable, for up to one (1) year after such termination or the stated term of the ML Plan Option, whichever period is shorter.  If the employment of Mr. Levin under the ML Employment Agreement is terminated by Kids Line for Cause or by Mr. Levin without Good Reason (each as defined in the ML Employment Agreement), any outstanding unexercised portion of the ML Plan Option, whether vested or not, will be cancelled and deemed terminated as of the date of his termination.  If Mr. Levin’s employment under the ML Employment Agreement is terminated by Kids Line without Cause or by Mr. Levin with Good Reason (each as defined in the ML Employment Agreement), any outstanding unexercised portion of the ML Plan Option, whether or not vested and/or exercisable on the date of such termination, shall be deemed fully vested and exercisable and may be exercised by Mr. Levin or his permitted transferee(s), as applicable, for up to six months after such termination or the stated term of the ML Plan Option, whichever period is shorter.  The provisions set forth in the last three sentences are referred to herein as the “Termination Provisions”. The ML Plan Option is subject to anti-dilution and other adjustment provisions set forth in the 2004 Plan.

Except as set forth below, the ML Non-Plan Option shall vest 33 1/3% annually over three years from the date of grant.  The ML Non-Plan Option is subject to the Termination Provisions.  The ML Non-Plan Option is subject to anti-dilution and other adjustment provisions substantially similar to those set forth in the 2004 Plan.

The following is a description of the material terms of an award of stock options to Ms. Joanne Levin, as a material inducement to Ms. Levin becoming Executive Vice President of Kids Line following the Acquisition.  In accordance with the terms of Ms. Levin’s employment agreement with Kids Line (the “JL Employment Agreement”), executed in connection with the Acquisition, as of December 15, 2004, the Company granted Ms. Levin (i) a ten-year stock option under the 2004 Plan to purchase 100,000 shares of the Company’s Common Stock (the “JL Plan Option”) and (ii) a ten-year stock option outside of the 2004 Plan (due to grant limitations therein) to purchase 100,000 shares of Company’s Common Stock (the “JL Non-Plan Option”), in each case with an exercise price of $22.21 per share, the closing market price of such stock on the New York Stock Exchange on the date of grant.  Except as described below, each of the JL Plan Option and the JL Non-Plan Option shall vest 33 1/3% annually over three years from the date of grant.  Each of the JL Plan Option and the JL Non-Plan Option is subject to the Termination Provisions.  The JL Plan Option is subject to anti-dilution and other adjustment provisions set forth in the 2004 Plan.  The JL Non-Plan Option is subject to anti-dilution and other adjustment provisions substantially similar to those set forth in the 2004 Plan.

Russ Berrie and Company, Inc. (RUSS®), a leader in the gift industry (and its wholly-owned subsidiaries), designs, develops, and distributes a variety of innovative gift products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift line is comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.  Founded in 1963 by the late Russ Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note: This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, and other factors.

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